Exhibit 5.13

CONSENT OF A. SMITH

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Alan Smith
Alan Smith, P. Geo
District Manager, Exploration
IAMGOLD Corporation, Cote Gold Project

Dated: September 1, 2022